Exhibit 10.24

CHARLES VINICK

2323 FOOTHILL LANE

SANTA BARBARA, CALIFORNIA 93105

Telephone 805-884-4953  Mobile 805-252-5421

Charles Vinick (Consultant) is pleased to submit this proposal to provide government relations services to Ecosphere technologies, Inc.  I believe I can offer added value to the Ecospshere management team to help meet the goal of securing federal and/or state funding to assist the development of Ecosphere systems and processes.

The overall goal of this proposal is to secure federal and/or state funding and other support for Ecosphere Technologies with particular priority focus on the Ozonix technology.  Secondary funding priorities include the Emergency Water Filtration System, the Ecos LifeLink, and other applications of the Ecosphere suite of technologies based upon analysis of government funding priorities.  Consultant will work with the Ecosphere management team, primarily Mike Furman and Tim Linnehan, to secure Congressional direction to the appropriate federal agencies to provide federal and other support for Ecosphere’s technology.

Consultant will work together with the Ecosphere management team to refine the project scope to ensure the highest likelihood of achieving Congressional, agency and/or state funding.  We will work together to raise the awareness of the environmental, economic and energy benefits of the Ozonix process with key Federal and state audiences.  We will also investigate alliances and strategic partnerships with trade associations to garner additional support for Ecosphere initiatives, as appropriate.

We will also work to establish contacts and working relationships with key staff and decision makers in the target federal and state agencies, which will likely include the Department of Energy, the Interior Department and Homeland Security, as well as the Small Business Administration.

Consultant proposes to accomplish these goals through close coordination with the Ecosphere management team to:

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Refine the scope of funding and uses of funds for Ozonix development;

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Identify and engage appropriate federal agency offices and officials, with a focus on promoting their buy-in for increased funding and “ownership” of Ecosphere objectives;

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Identify and engage appropriate Congressional members and staff to secure funding and provide program direction;

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Identify and engage appropriate state elected officials and state agency personnel to secure funding and other support;

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Identify and engage other stakeholders with particular emphasis on environmental organizations and trade associations.

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Ecosphere management team and consultant will explore and agree to engage additional consultant assistance to the extent that such assistance is affordable and can be helpful.

CHARLES VINICK

2323 FOOTHILL LANE

SANTA BARBARA, CALIFORNIA 93105

Telephone 805-884-4953  Mobile 805-252-5421

To enhance the likelihood of success in this effort, it will be critical for consultant and the Ecosphere management team to work closely together to:

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Define the Ozonix project scope and key elements for target funding;

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Draft a two page description of the technology applications and process advantages;

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Identify precise use of funds and a schedule for project implementation;

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Develop a pitch document and supporting materials;

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Develop a presentation that can be readily presented to key Congressional members and staff, committees and agencies.

It is understood that some of the above materials may already exist or may be adapted from materials currently in use by Ecospshere.

Initial planning and scheduling indicates that a minimum of two trips of approximately four days each to Washington D.C. will be needed, one in February and another in March.  Additional travel to Oklahoma and N.Y. may be appropriate.  Every effort will be made to coordinate the timing of travel so that costs can be shared with other clients of the consultant.  All expenses, over $250, will be pre-approved by Ecosphere.

The fee for the services outlined in this proposal will be $7,500 per month, payable in Ecosphere stock (or stock options at the discretion of consultant) beginning February 1, 2009.  The number of shares (or five-year vested options) shall be based upon the closing stock price as of the last trading day of the applicable month.  Additionally, if Ecosphere receives government funding as a result of Consultant’s efforts, Consultant will receive a cash fee of 1% of funds received, even if the term of consulting agreement has expired before funds are received.

The term of this agreement shall be for up to six-months beginning February 1, 2009 and may be canceled with 30 days notice by either Consultant or Ecosphere Technologies, Inc.

Signed on behalf of Consultant	Signed on behalf of Ecosphere Technologies, Inc.

Charles Vinick	Patrick Haskell
Chairman and CEO

February 4, 2009
Date